                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT


                                            STATE OR OTHER JURISDICTION OF
NAME OF SUBSIDIARY*                         INCORPORATION OR ORGANIZATION
-------------------                         -----------------------------
Tekex Corporation                           California

Tekex Limited                               U.S. Virgin Islands

Tekelec Ltd.                                Japan

Tekelec Canada Inc.                         Canada

Chameleon Network Systems, Limited          United Kingdom

Protocol Technologies, Inc.                 California

Chameleon Network Systems                   California


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    *  The subsidiaries of the Registrant do not do business under any name other than as listed above.